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                                        $6.50

                              PRICE INCREASE TO PURCHASE
                                       UNITS OF
                           RESOURCES PENSION SHARES 5, L.P.
                                          BY
                            PRESIDIO RPS ACQUISITION CORP.


     PRESIDIO RPS ACQUISITION CORP. has increased its offer to purchase Units in Resources Pension Shares 5, L.P. to $6.50 per Unit.


     -    THE INCREASED OFFER IS BEING MADE ON THE SAME TERMS AND
          CONDITIONS AS THE ORIGINAL OFFER. YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR TRANSFER FEES.

     - IF YOU HAVE ALREADY TENDERED TO PRESIDIO RPS ACQUISITION CORP. AND HAVE NOT WITHDRAWN YOUR TENDER YOU WILL AUTOMATICALLY RECEIVE THE BENEFIT OF THE INCREASED $6.50 OFFER. NO FURTHER ACTION IS NECESSARY.

     - THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 17, 1998 UNLESS EXTENDED.

     If you elect to tender your Units, mail or facsimile a duly completed and executed copy of the Letter of Transmittal, a copy of which is enclosed, and any documents required by the Letter of Transmittal to the Depositary using the enclosed pre-addressed, postage paid envelope at:


                                The Herman Group, Inc.
                         2121 San Jacinto Street, 26th Floor
                                 Dallas, Texas 75201

                   Facsimile No. (214) 999-9348  or  (214) 999-9323

                         For information call 1-800-992-6209


                                        PRESIDIO RPS ACQUISITION CORP.